Exhibit 10.119

MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement (this “Agreement”) is dated October 25, 2006 (the “Effective Date” hereof) by and among Ryan Pharmaceuticals, Inc. a Delaware limited liability company (“Ryan”), Accentia, Inc., a Florida corporation (“Accentia”), and TEAMM Pharmaceuticals, Inc., a Florida corporation (“TEAMM”).

WHEREAS, Ryan, Accentia and TEAMM entered into a Distribution Agreement dated May 23, 2003 (the “Distribution Agreement”) pertaining to a 10/300 hydrocodone/acetaminophen Product (the 10/300 Product), as such Distribution Agreement has been amended by the parties from time to time;

WHEREAS, Ryan, Accentia and TEAMM have mutually agreed to delete the 10/300 Product from the Distribution Agreement as amended and to otherwise terminate the Distribution Agreement as amended except as set forth herein.

NOW, THEREFORE, pursuant to Section 12.4 of the Distribution Agreement, Ryan, Accentia and TEAMM, for good and valuable consideration, including, without limitation, the elimination of the obligation of Accentia and TEAMM to make certain future payments as set forth in Section 8 of the Distribution Agreement, and the obligation of Accentia and TEAMM to make a certain payment to Ryan as set forth in the Letter Agreement dated October 4, 2006 (and take certain other actions as set forth therein), as such Letter Agreement has been amended and supplemented by the Amendatory and Supplemental Letter Agreement dated October 12, 2006, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1. Capital terms used herein that are not otherwise defined shall have the meanings as given to them in the Distribution Agreement as amended.

2. The 10/300 Product is hereby deleted from the Distribution Agreement, and the Distribution Agreement as amended is terminated except as set forth herein below, as of the Effective Date. For the avoidance of doubt, the effect of this termination is that all rights to “sell” (as that word is defined in Section 3.1 of the Distribution Agreement) the 10/300 Product previously granted by Ryan to Accentia and TEAMM are being returned to and vested in Ryan, without any residual rights of any kind remaining with Accentia and TEAMM.

3. Notwithstanding the termination of the Distribution Agreement as amended as set forth in Section 2 hereof, the provisions thereof that survive termination, including those pertaining to product warranty and limitation of liability, confidentiality, indemnification and Section 11.3, shall remain in full force and effect in accordance with the terms and conditions thereof as set forth in the Distribution Agreement as amended.

4. This Agreement shall be governed and interpreted, and all rights and obligations of the parties shall be determined, in accordance with the laws of the State of California, without regard to its conflict of laws rules. All disputes with respect to this

Agreement, which cannot be resolved by good faith negotiation among the parties, shall be brought and heard either in the California State Courts located in Santa Clara County or the United States District Court for the Northern District of California located in San Jose, California. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by facsimile or by certified mail, postage prepaid, return receipt requested, and shall be deemed effectively given upon confirmed receipt thereof.

5. This Agreement may be executed in two or three counterparts and any party hereto may execute any such counterpart, all of which when executed and delivered shall be deemed to be an original and to which all counterparts, when fully executed by all of the parties, taken together shall constitute but one (1) and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to account for any other counterpart except to the extent to show that another party signed and delivered the counterpart under which it is asserted to have certain responsibilities or obligations.

6. The Agreement states the entire agreement among the parties hereto about the deletion of the 10/300 Product from, and the termination of, the Distribution Agreement as amended, and supersedes all and all prior agreements, commitments, communications, negotiations, offers (whether in writing or oral), representations, statements, understandings and writings pertaining thereto, and may not be amended or modified except by written instrument duly executed and delivered by all of the parties hereto.

IN WITNESS WHEREOF, this Mutual Termination Agreement has been duly executed and delivered by their duly authorized representatives to be effective as of the Effective Date.

Ryan Pharmaceuticals, Inc.

By:	/s/ Patricia Ryan
Patricia Ryan
President
Date:	October 25, 2006

Accentia Biopharmaceuticals, Inc.

/s/ Alan Pearce Alan Pearce
Chief Financial Officer
Date: October 25, 2006

TEAMM Pharmaceuticals, Inc.

By:	/s/ Nicholas J. Leb
Nicholas J. Leb
Vice President, Finance
Date: October 25, 2006

xc: Hutchison & Mason PLLC
3110 Edwards Mill Road, Suite 100
Raleigh, North Carolina 27612
Attn: J. Robert Taylor, III

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